                                                                    Exhibit 99.1


                                                FOR IMMEDIATE RELEASE
                                                JULY 20, 2004
                                                FOR FURTHER INFORMATION
                                                CONTACT DAVID A. BOCHNOWSKI
                                                (219) 853-7575



                        NORTHWEST INDIANA BANCORP REPORTS

                           QUARTERLY EARNINGS INCREASE

         MUNSTER, INDIANA - - The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported earnings of $1.543 million, or $0.56 earnings per basic and $0.55 earnings per diluted share for the quarter ended June 30, 2004, compared to $1.466 million, or $0.53 earnings per basic and diluted share for the same period a year earlier. The current quarter earnings represent a 5.3% increase over the second quarter earnings reported during the prior year.

          For the six months ended June 30, 2004 the Bancorp reported earnings of $3.0 million, or $1.09 earnings per basic and $1.08 earnings per diluted share compared to $2.9 million, or $1.06 earnings per basic and $1.05 earnings per diluted share for the same period a year earlier. The earnings represent a 3.6% increase over the six month earnings reported during the prior year.

         The current quarter earnings represent a return on average assets (ROA) of 1.16% and return on average equity (ROE) of 14.57%, while ROA for the six months was 1.16% and ROE was 14.27%.

         David Bochnowski, Chairman and Chief Executive Officer, attributed the Bank's performance to growth, strong net interest income, and asset quality.

         During the six months total assets increased $30.2 million, or 5.9%, to $539.0 million. Investment portfolio growth totaled $18.7 million, while loan growth totaled $10.3 million. Asset growth was funded with core deposits and low cost borrowings. Core accounts, which include checking, savings, money market and sweep accounts increased $27.8 million or 11.7%. Balances in these accounts represented 53.9% of the Bancorp's total funds at June 30, 2004.

         "Peoples Bank has reported another quarter of solid financial performance despite the moderate pace of our local economy," said David A. Bochnowski.

         "Our increase in net interest income picked up the slack created by the decrease in loans sold to the secondary mortgage market. For the first six months of the year, loan balances were up 2.5% with increases in commercial, municipal, construction, residential, and consumer lending," Bochnowski noted.

         Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.9 million for the current quarter, compared to $4.6 million for the quarter ended June 30, 2003, an increase of 6.9%. For the six months ended June 30, 2004, net interest income totaled $9.8 million compared to $9.2 million for the same period a year earlier, an increase of 6.0%.

         Despite the current general economic pressures, the Bancorp's nonperforming loans to total assets remains at the manageable level of 0.33%. The Bancorp's allowance for loan losses was .92% of total loans at June 30, 2004.

         Noninterest income from banking activities is down 1.9% from the six months ended June 30, 2003. Current year income has been impacted by a decrease in gains from loan sales of $274 thousand, as the amount of loans sold during the six months ended June 30, 2004 totaled $1.2 million compared to $10.3 million during the first six months of 2003. Despite the decrease in gains on loan sales, noninterest income has remained relatively stable due to increased income from fees and service charges, increased income from Trust operations, and gains taken on the sales of securities as a result of the current interest rate environment.

         At June 30, 2004, shareholders' equity stood at $42.0 million or 7.8% of total assets. The book value of the Bancorp's stock stood at $15.18 per share.

         The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp's subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank's website at www.ibankpeoples.com provides information on the Bank's products, services, interest rates and investor relations.

         "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp's actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp's market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission.

                                      -30-




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                            NORTHWEST INDIANA BANCORP

                           Consolidated Balance Sheets
                             (Dollars in Thousands)


                                                          June 30,        December 31,
                                                            2004             2003
                                                          (unaudited)
                                                         -----------      -----------
Assets

Cash and cash equivalents .....................          $ 17,577          $  16,070
Available-for-sale securities .................            74,089             60,806
Held-to-maturity securities ...................             8,294              2,927
Federal Home Loan Bank Stock ..................             2,842              2,775
Loans held for sale ...........................                86                 75
Loans receivable ..............................           420,141            409,808
Less: allowance for loan losses ...............            (3,884)            (3,787)
                                                        ---------          ---------
    Net loans receivable ......................           416,257            406,021
Premises and equipment ........................            14,018             14,419
Foreclosed real estate ........................               114
Other assets ..................................             5,745              5,682
                                                         --------          ---------
     Total assets .............................          $539,022          $ 508,775
                                                         ========          =========

Liabilities and Stockholders' Equity

Deposits ......................................          $441,997          $ 421,640
Borrowed funds ................................            50,695             40,895
Accrued expenses and other liabilities ........             4,333              4,686
                                                         --------          ---------
     Total liabilities ........................           497,025            467,221
                                                         --------          ---------
Stockholders' Equity ..........................            41,997             41,554
                                                         --------          ---------
     Total liabilities and stockholders'
       equity .................................          $539,022          $ 508,775
                                                         ========          =========

                         Consolidated Statements of Income
                               (Dollars in Thousands)

                                                              Three Months Ended              Six Months Ended
                                                                    June 30,                       June 30,
                                                                  (unaudited)                    (unaudited)
                                                              2004          2003             2004            2003
                                                         -------------   ----------       ---------      ----------

Total interest income .............................         $ 6,581         $ 6,555         $13,131         $13,192
Total interest expense ............................           1,643           1,936           3,354           3,970
                                                            -------         -------         -------         -------
Net interest income ...............................           4,938           4,619           9,777           9,222
Provision for loan losses .........................              75             140             135             260
                                                            -------         -------         -------         -------

Net interest income after provision for loan
  losses ..........................................           4,863           4,479           9,642           8,962
                                                            -------         -------         -------         -------

Total noninterest income ..........................             747             806           1,521           1,550
Total noninterest expenses ........................           3,252           2,947           6,541           5,870
                                                            -------         -------         -------         -------

Income before income tax expenses .................           2,358           2,338           4,622           4,642
Income tax expenses ...............................             815             872           1,607           1,733
                                                            -------         -------         -------         -------

Net Income ........................................         $ 1,543         $ 1,466         $ 3,015         $ 2,909
                                                            =======         =======         =======         =======


                             Selected Financial Data

                                                             Three Months Ended            Six Months Ended
                                                                  June 30,                     June 30,
                                                              2004       2003             2004         2003
                                                             -------     ------          -------     --------
Basic earnings per share ..........................         $ 0.56       $  0.53        $ 1.09       $ 1.06
Net interest margin .... ..........................           3.95%         4.04%         3.98%        4.06%
Return on average assets ..........................           1.16%         1.21%         1.16%        1.22%
Return on average equity ..........................          14.57%        14.58%        14.27%       14.56%


                                                  At

                                                           June 30,        June 30,
                                                             2004            2003
                                                          ----------      ----------
Stockholders' equity as a percent of total
  assets ........................................              7.79%           8.13%
Book value per share ............................         $   15.18       $   14.72